Exhibit 5



INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
G.P.O. BOX 1680
BROOKLYN, NY  11202
                                       Employer Identification Number:
                                             06-0330448
Date:  October 25, 1994                File Folder Number:
                                             063000709
ECHLIN INC.                            Person to Contact:
C/O JANET MENTI ESQ.                         JOSEPH SCHIANO
C/O WILLIAM MERCER INC                 Contact Telephone Number:
301 TRESSER BLVD                            (203) 773-2237
STAMFORD, CT  06501                    Plan Name:
                                           ECHLIN INC INCENTIVE PLAN AND SAVINGS
                                           INVESTMENT PLAN
                                           Plan Number:  101


Dear Applicant:

         We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination letter is applicable for the amendment(s) adopted on June 9, 1994.

         This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

         This letter is issued under Re. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

         This plan satisfies the nondiscriminatory current availability requirements of this section 1.401(a)(4) -4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

         This plan also satisfies the requirements of section 1.401(a)(4)-4(b) of the regulations with respect to the specific benefits, rights, or features for which you have provided information.

         This plan qualifies for Extended Reliance described in the last paragraph of Publication 794 under the caption "Limitations of a Favorable Determination Letter".

         We have sent a copy of this letter to your representative as indicated in the power of attorney.

         If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                 Sincerely yours,

                                 /s/ Herbert J. Huff

                                 Herbert J. Huff
                                 District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans